                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          ReDOX TECHNOLOGY CORPORATION
             (Exact name of registrant as specified in its charter)



                    Delaware                            55-0681106
                    --------                            ----------
            (State of Jurisdiction of         (Federal Identification Number)
         incorporation or organization)


                 340 North Sam Houston Parkway East, Suite #250
                              Houston, Texas 77060
                             ----------------------
    (Address of principal Executive Offices and principal place of business)

                                 (281) 445-0020
              (Registrant's telephone number, including area code)

                                      N/A
                              (Full Title of Plan)


    Harvard Business Systems, 25 Greystone Manor, Lewis Delaware 19958-9776
                    (Name and Address for Agent for Service)

                                 (302) 645-7400
         (Telephone number, including area code, of Agent for Service)

                        CALCULATION OF REGISTRATION FEE

Title of securities     Amount to be     Proposed maximum      Proposed maximum        Amount of
To be registered       offering price      per share          aggregate offering    registration fee
                                                                     price
Common Stock               250,000          $0.4335               $108,375.00            $28.62


           Exhibit Index appears on consecutively numbered Page 5.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

                ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents are incorporated by reference in this Registrations Statement:

(a) the Registrants latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

(b) all other reports filed pursuant to Section 15(a) in 15(d) if the Exchange Act since the end of the fiscal year covered by the Registrant's latest annual report referred to in (a) above.

           All documents subsequently filed by the Registrant pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of the post effective amendment which indicates all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

                       ITEM 4. DESCRIPTION OF SECURITIES

           This Form S-8 is being filed to register Common Stock of the Company proposed to be issued pursuant to a Release of all claims, actions, causes of action and settlement of Cause No. 1999-10667 styled Larry Bell and Valery K. Aksamentov vs. ReDOX Technology Corporation and Richard Szymanski filed in the 133rd Judicial District Court of Harris County, Texas. None of the issues raised in the described litigation involved the offer or sale of securities in a capital raising transaction. The Company's Articles of Incorporation, as amended, authorize 100,000,000 shares of Common Stock, $.00005 par value per share. The shares of Common Stock have no preemptive rights or other subscription rights, have no conversion rights and are not subject to redemption. All shares of Common Stock will be, when and if issued, fully paid and non-assessable. No personal liability will attach to the ownership of the Common Stock. The holders of Common Stock are entitled to one (1) vote for each share held. The Common Stock has non-accumulative voting rights. The holders of Common Stock are entitled to dividends which, and if, declared by the Board of Directors from funds legally available therefore, subject to any preference on preferred stock, if applicable, which may be outstanding. The Company has not paid a dividend since its incorporation. Because the Company is in the formative stages and will be engaged in start-up operations for the next several years, it is not anticipated that funds will be available for the issuance of dividends in the foreseeable future.

                 ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not Applicable.

               ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

           The Delaware General Corporation Law confers on a director or officer an absolute right to indemnification for expenses, including attorney's fees, actually and reasonably incurred by him to the extent he is successful on the merits or otherwise in defense of any action, suit or proceeding. The Delaware General Corporation Law also entitles a director or officer to partial indemnification against expenses to the extent that he has been successful in defending any claim, issue, or matter asserted in such proceeding. The Delaware indemnification section further permits the corporation to indemnify officers and directors in circumstances where indemnification is proper under the circumstances. Such determination must be made by the board of directors, the shareholders, or independent legal counsel. Delaware law also permits a corporation, in its articles of incorporation, bylaws, or an agreement, to pay attorney's fees and other litigation expenses on behalf of a corporate official in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of the corporate official to repay such expenses to the corporation if it is ultimately determined that he is not entitled to be indemnified by the corporation. The corporation may also purchase and maintain indemnification. The Delaware statute also provides that indemnification authorized by the statute is not exclusive of, but is in addition to, indemnification rights granted under a corporation's articles of incorporation, an agreement, or pursuant to a vote of shareholders or disinterested parties.
           The foregoing discussion in indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the Delaware General Corporation law.
           The Company's articles of incorporation and bylaws provide that the Company shall indemnify its officers, directors, employees and agents to the extent permitted by the general Corporation Law of Delaware. It is anticipated that the Company will indemnify its officers, and directors to the full extent permitted by the General Corporation Law of Delaware. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, I the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is made (other than the payment by the Company of expenses incurred or paid by a director, officer or control person in connection with the securities being registered) the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities act and will be governed by the final adjudication of such issue.

                      ITEM 7. EXEMPTION FROM REGISTRATION

Not Applicable.

                                ITEM 8. EXHIBITS

           Copies of the following documents have been included as Exhibits to this Registration Statement, pursuant to Item 601 of Registration S-K. The Index to Exhibits required by such item appears at page 6.

    Exhibit No.                Title of Document
    ----------------------------------------------------------
      5                 Opinion of Robert M. Overholt
                        Attorney and Counselor at Law
    ----------------------------------------------------------
     15                 Letter of Wand & Ender, P.C.
                        Certified Public Accountants
    ----------------------------------------------------------
     23                 Consent of Robert M. Overholt
                        Attorney at Law (See Exhibit 5)
    ----------------------------------------------------------
     23                 Consent of Wander & Elder, P. C.
                        (See Exhibit 15)
    ----------------------------------------------------------

                              ITEM 9. UNDERTAKINGS

           The undersigned Registrant hereby undertakes that, for purposes of determining any liabilities under the Securities Act of 1933,m each filing of the Registrant's annual report pursuant to Section 13(a) or 15(D) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the Securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offer thereof.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities act and is therefore, unenforceable. In the event that a claim for ind3mnification against such liabilities is made (other that the payment by the Company of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered) the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 31st day of December, 1999.


(Registrant)  ReDox Technology Corporation

By:  (Signature and Title): /s/RICHARD A. SZYMANSKI
                           -------------------------------------
                           Richard A. Szymanski, Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

(Signature): /s/ RICHARD A. SZYMANSKI
            --------------------------------------------------------
(Title):    Richard A. Szymanski, Chief Executive Officer
            and Chairman of  the Board of Directors

(Date):     1-5-2000
        -------------------

(Signature): /s/ CLIFTON D. DOUGLAS
            --------------------------------------------------------
(Title):    Clifton D. Douglas, Chief Financial Officer and Director

(Date):     1-5-2000
        -------------------

(Signature):  /s/ JAMES R. SCHULER
            --------------------------------------------------------
(Title):          James R. Schuler, Director

(Date):     1-5-2000
        -------------------

                    INDEX TO EXHIBITS

    Exhibit No.                Title of Document
    ----------------------------------------------------------
      5                 Opinion of Robert M. Overholt
                        Attorney and Counselor at Law
    ----------------------------------------------------------
     15                 Letter of Wand & Ender, P.C.
                        Certified Public Accountants
    ----------------------------------------------------------
     23                 Consent of Robert M. Overholt
                        Attorney at Law (See Exhibit 5)
    ----------------------------------------------------------
     23                 Consent of Wander & Elder, P. C.
                        (See Exhibit 15)
    ----------------------------------------------------------